Exhibit 99.1
Silver Triangle Building
25505 West Twelve Mile Road
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: February 3, 2009
Investor Relations: Douglas W. Busk
Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com
NASDAQ Symbol: CACC
CREDIT ACCEPTANCE ANNOUNCES
FOURTH QUARTER AND 2008 EARNINGS
Southfield, Michigan — February 3, 2009 — Credit Acceptance Corporation (NASDAQ: CACC) (referred to as the “Company”, “we”, “our”, or “us”) announced consolidated net income of $18.6 million, or $0.60 per diluted share, for the three months ended December 31, 2008 compared to consolidated net income of $12.5 million, or $0.40 per diluted share, for the same period in 2007. For the year ended December 31, 2008, consolidated net income was $67.2 million, or $2.16 per diluted share, compared to consolidated net income of $54.9 million, or $1.76 per diluted share, for the same period in 2007.
Adjusted net income, a non-GAAP financial measure, for the three months ended December 31, 2008 was $23.6 million, or $0.76 per diluted share, compared to $14.9 million, or $0.48 per diluted share, for the same period in 2007. For the year ended December 31, 2008 adjusted net income was $82.8 million, or $2.66 per diluted share, compared to adjusted net income of $61.7 million, or $1.98 per diluted share, for the same period in 2007.
Operating Results
Results for the three months and year ended December 31, 2008, compared to the same periods in 2007, include the following:

	% Change
	Three Months Ended	Year Ended
	December 31, 2008	December 31, 2008

Consumer loan unit volume	-13.4%	13.7%
Consumer loan dollar volume	-21.0%	18.9%
Number of active dealer-partners	4.0%	15.5%
Average loans receivable balance, net	32.0%	33.8%

Loan Performance
The following table compares our forecast of consumer loan collection rates as of December 31, 2008, with the forecasts as of September 30, 2008 and December 31, 2007, and at the time of assignment, segmented by year of assignment:

		Forecasted Collection Percentage as of				Variance in Forecasted Collection Percentage from
		December 31,	September 30,	December 31,	Initial	September 30,	December 31,	Initial
Loan Assignment Year		2008	2008	2007 (1)	Forecast	2008	2007	Forecast
1999		72.1%	72.1%	72.0%	73.6%	0.0%	0.1%	-1.5%
2000		72.5%	72.5%	72.4%	72.8%	0.0%	0.1%	-0.3%
2001		67.4%	67.4%	67.3%	70.4%	0.0%	0.1%	-3.0%
2002		70.4%	70.4%	70.6%	67.9%	0.0%	-0.2%	2.5%
2003		73.8%	73.9%	74.1%	72.0%	-0.1%	-0.3%	1.8%
2004		73.4%	73.5%	73.5%	73.0%	-0.1%	-0.1%	0.4%
2005		74.1%	74.1%	73.8%	74.0%	0.0%	0.3%	0.1%
2006		70.3%	70.3%	70.9%	71.4%	0.0%	-0.6%	-1.1%
2007		67.9%	68.2%	71.1%	70.7%	-0.3%	-3.2%	-2.8%
2008	(2)	67.9%	68.2%	—	69.7%	-0.3%	—	-1.8%

(1)	These forecasted collection percentages differ from those previously reported in our Annual Report on Form 10-K for the year ended December 31, 2007 and our 2007 earnings release as they have been revised for a new methodology for forecasting future collections on loans that we implemented during the first quarter of 2008.

(2)	The forecasted collection rate for 2008 loans as of December 31, 2008 includes both loans that were in our portfolio as of September 30, 2008 and loans received during the most recent quarter. The following table provides forecasted collection rates for each of these segments:

	Forecasted Collection Percentage as of
	December 31,	September 30,
2008 Loan Assignment Period	2008	2008	Variance
January 1, 2008 through September 30, 2008	67.6%	68.2%	-0.6%
October 1, 2008 through December 31, 2008	69.3%	—	—
Both GAAP net income and adjusted net income, for the three months and year ended December 31, 2008, were negatively impacted by a reduction in forecasted collection rates during the second and fourth quarters of 2008. In addition, during the fourth quarter of 2008, we revised the estimated timing of future collections to reflect recent trends in prepayment frequency. In recent periods we have experienced a reduction in prepayments, which typically result from payoffs that occur when customers reestablish a positive credit history, trade-in their vehicle, and finance another vehicle purchase with a more traditional auto loan. As the availability of traditional financing has been curtailed as a result of current economic conditions, prepayment rates have declined. The reduction in assumed future prepayment rates also adversely impacted fourth quarter results as assuming lower prepayment rates reduces the net present value of the cash flows expected from our loan portfolio.
We forecast future loan cash flows by comparing loans in our current portfolio to historical loans with the same attributes. The attributes include both variables captured at loan origination like credit bureau data, application data, loan data and vehicle data, as well as variables captured subsequent to loan origination such as collection and delinquency data. Prior to the second quarter of 2008, our forecasted cash flows were based on an assumption that loans within our current portfolio would produce similar collection rates as produced by historical loans with the same attributes. During the second quarter of 2008, we modified our forecast to assume that loans originated in 2006, 2007, and 2008 would perform 100 to 300 basis points worse than historical loans with the same attributes.
During the fourth quarter of 2008, we again realized lower than expected collection rates and as a result implemented an additional modification to our forecasting methodology. This modification reduced estimated future net cash flows by $9.5 million or 0.7% of the total undiscounted cash flow stream expected from our loan portfolio. The adjustment impacted only loans originated subsequent to September 30, 2007 with more recent loans impacted more severely and more seasoned loans within this time period impacted less severely. Forecasted collection rates on loans originated on or before September 30, 2007 were not modified as collection results during the fourth quarter of 2008 were consistent with our expectations for these loans.

As a result of the forecast modifications implemented in the second and fourth quarters of 2008, we now expect loans originated in 2006, 2007, and 2008 to perform worse than similar loans originated in 2003 through 2005. The impact of our forecasting changes is summarized in the table below by year of assignment:

Loan Assignment	Reduction in
Year	Forecasted Performance
2006	100 basis points
2007	200 basis points
2008	400 basis points
A reduction in forecasted cash flows impacts GAAP financial results and adjusted financial results differently. The accounting treatment utilized does not change the amount of the impact, only the period in which the cash impact is recorded. The impact of the fourth quarter 2008 forecast revision on both GAAP and adjusted results is summarized below (pre-tax):

	Three Months Ended December 31, 2008
(In thousands)	GAAP results	Adjusted results
Amount of cash impact reflected as a fourth quarter 2008 expense through the provision for credit losses	$(10,556)	$—
Amount of cash impact reflected as a fourth quarter 2008 reduction in loan revenue	(799)	(1,943)
Amount of cash impact to be reflected in future periods as a change in loan revenue	1,897	(7,515)

Cash impact of reduction in forecast	$(9,458)	$(9,458)

Under both methods of accounting, forecasted net cash flows were reduced by $9.5 million. Under GAAP accounting, a portion of the cash impact was recorded as a current period expense through a provision for credit losses and a portion was recorded as a reduction in our loan yield, which impacts the amount of revenue recorded in both current and future periods. GAAP results for the fourth quarter include a $10.6 million provision for credit losses and a reduction in loan revenue of $0.8 million as a result of the forecast revision, which reduced net income by $7.2 million. Since the combined impact recorded in the fourth quarter exceeds the cash impact, the excess will be recorded as an increase in loan revenue in future periods. The current period impact of the forecast revision exceeds the cash impact under GAAP since GAAP results also reflect the change in the estimated timing of future collections as a result of reduced prepayment expectations.
For adjusted financial results, the entire forecast revision was recorded as a reduction in our loan yield, which reduced loan revenue recorded in the fourth quarter by $1.9 million. The remaining $7.5 million will be recorded as a reduction in loan revenue in future periods.
As a result of current economic conditions and uncertainty about future conditions, we are cautious about our forecasts of future collection rates. However, we believe our current estimates are reasonable for the following reasons:
•	Our forecasts start with the assumption that loans in our current portfolio will perform like historical loans with similar attributes.

•	We reduced our forecasts during the second quarter on loans originated in 2006 through 2008 by 100 to 300 basis points as these loans began to perform worse than expected.

•	Actual loan performance during the third and fourth quarters of 2008 was consistent with our forecast as of June 30, 2008 for loans originated prior to October 1, 2007.

•	As described above, we further reduced our forecasts during the fourth quarter of 2008 on loans originated subsequent to September 30, 2007. Although the performance of these loans was consistent with expectations during the third quarter of 2008, during the fourth quarter of 2008 the performance of these loans was worse than expected.

•	We have adjusted our estimated timing of future net cash flows to reflect recent trends relating to loan prepayments.

•	We have reduced the forecasted collection rate used at loan inception to price new loan originations. From September 1, 2008 through January 31, 2009, the forecasted collection rate used at loan inception was approximately 300 basis points lower than identical loans originated a year ago. Beginning February 1, 2009, we decreased the forecasted collection rate used at loan inception by an additional 100 basis points.

•	Our current forecasting methodology, when applied against historical data, produces a consistent forecasted collection rate as the loans age.

•	During January of 2009, realized net loan cash flows were consistent with our current forecast.

If the economic environment continues to deteriorate, our loan collection rates may continue to decline. Knowing this, we set prices at loan inception to increase the likelihood of achieving an acceptable return on capital, even if collection results are worse than we currently forecast.
The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), the spread (the forecasted collection rate less the advance rate), and the percentage of the forecasted collections that had been realized as of December 31, 2008. Payments of dealer holdback and accelerated payments of dealer holdback are not included in the advance percentage paid to the dealer-partner. All amounts are presented as a percentage of the initial balance of the consumer loan (principal + interest). The table includes both dealer loans and purchased loans.

	As of December 31, 2008
	Forecasted			% of Forecast
Loan Assignment Year	Collection %	Advance %	Spread %	Realized
1999	72.1%	48.7%	23.4%	99.7%
2000	72.5%	47.9%	24.6%	99.3%
2001	67.4%	46.0%	21.4%	98.8%
2002	70.4%	42.2%	28.2%	98.5%
2003	73.8%	43.4%	30.4%	98.0%
2004	73.4%	44.0%	29.4%	97.1%
2005	74.1%	46.9%	27.2%	95.2%
2006	70.3%	46.6%	23.7%	82.4%
2007	67.9%	46.5%	21.4%	55.1%
2008	67.9%	44.6%	23.3%	21.2%
The following table presents forecasted consumer loan collection rates, advance rates (includes amounts paid to acquire purchased loans), and the spread (the forecasted collection rate less the advance rate) as of December 31, 2008 for purchased loans and dealer loans separately:

		Forecasted
	Loan Assignment Year	Collection %	Advance %	Spread %
Purchased loans	2007	67.6%	48.9%	18.7%
	2008	66.9%	47.0%	19.9%

Dealer loans	2007	68.0%	45.9%	22.1%
	2008	68.4%	43.4%	25.0%
Although the advance rate on purchased loans is higher as compared to the advance rate on dealer loans, purchased loans do not require the Company to pay dealer holdback.
Access to Capital
During the year ended December 31, 2008, we have:
•	Expanded our bank line of credit from $75.0 million to $153.5 million and renewed it until June 2010

•	Renewed our $325.0 million warehouse facility to August 2009

•	Completed a $150.0 million asset-backed secured financing with an institutional investor

•	Completed a $50.0 million two-year revolving warehouse facility with another institutional investor

•	Renewed our $50.0 million residual credit facility until August 2009
Our target growth rate in 2009 will depend on our success in securing additional financing and renewing our existing debt facilities. If no additional capital is obtained, we expect to continue to target unit volumes during the first six months of 2009 that are approximately 10% lower than the prior year comparable period.

In August of 2009, our $325.0 million warehouse facility and our $50.0 million residual credit facility (collectively referred to as the “maturing facilities”) mature. If we are unsuccessful in renewing the maturing facilities, and alternative financing cannot be obtained, additional reductions in loan origination volumes will be required. Given current conditions in the credit markets, there can be no assurance that the maturing facilities will be renewed or that alternative financing will be obtained. In the event that the maturing facilities are not renewed, no further advances would be made under the maturing facilities. Assuming the Company continues to be in compliance with all debt covenants, the amount outstanding would be repaid over time as the collections on the loans securing the maturing facilities are received.
The following table summarizes maximum loan origination volumes under two scenarios: (1) the maturing facilities are renewed (or replaced) but no other additional capital is obtained during 2009; and (2) no additional capital is obtained during 2009 and the maturing facilities are not renewed.

		Maximum for the Year Ended December 31, 2009
		Assuming Maturing	Assuming Maturing
		Facilities are	Facilities are Not
	Year Ended	Renewed	Renewed
(Dollars in millions)	December 31, 2008	(or Replaced)	(or Replaced)
Loan dollar volume	$805	$660	$580
Average Loans receivable balance, net	$967	$1,080	$1,050
Loan Volume
During 2008 we reduced advance rates in response to a more favorable competitive environment and projected capital availability. Reducing advance rates increases our return on capital, but reduces consumer loan unit volume. The following table summarizes consumer loan unit volume and active dealer-partners during the most recent quarter as compared to the same period in the previous year:

	Three Months Ended December 31,
	2008	2007	% change

Consumer loan unit volume	21,792	25,156	-13.4%
Active dealer-partners (1)	2,134	2,052	4.0%

Average volume per active dealer-partner	10.2	12.3	-17.1%

Consumer loan unit volume from dealer-partners active both periods	14,345	18,721	-23.4%
Dealer-partners active both periods	1,158	1,158	0.0%

Average volume per dealer-partners active both periods	12.4	16.2	-23.4%

Consumer loan unit volume from new dealer-partners	1,404	1,624	-13.5%
New active dealer-partners (2)	264	310	-14.8%

Average volume per new active dealer-partners	5.3	5.2	1.9%

Attrition (3)	25.6%	19.4%

(1)	Active dealer-partners are dealer-partners who have received funding for at least one dealer loan or purchased loan during the period.

(2)	New active dealer-partners are dealer-partners who enrolled in our program and have received funding for their first dealer loan or purchased loan from us during the periods presented.

(3)	Attrition is measured according to the following formula: decrease in consumer loan unit volume from dealer-partners who have received funding for at least one dealer loan or purchased loan during the comparable period of the prior year but did not receive funding for any dealer loans or purchased loans during the current period divided by prior year comparable period consumer loan unit volume.

The following table summarizes changes in consumer loan dollar and unit volume in each of the last 12 quarters compared with the same period in the previous year:

	Consumer Loans
	Year over Year Percent Change
Three Months Ended	Dollar Volume	Unit Volume
March 31, 2006	11.1%	12.6%
June 30, 2006	6.1%	6.8%
September 30, 2006	26.4%	12.4%
December 31, 2006	36.1%	18.2%
March 31, 2007	41.1%	25.0%
June 30, 2007	43.9%	26.8%
September 30, 2007	2.2%	0.2%
December 31, 2007	23.3%	13.8%
March 31, 2008	28.5%	16.0%
June 30, 2008	40.6%	26.1%
September 30, 2008	27.5%	26.9%
December 31, 2008	-21.0%	-13.4%
Unit volume declined during the fourth quarter of 2008 due to a decrease in volume per active dealer-partner, partially offset by an increase in the number of active dealer-partners. Dollar volume declined more than unit volume due to reductions in the average loan size caused by the pricing changes implemented in the third quarter of 2008.
The following table summarizes key information regarding purchased loans:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
New purchased loan unit volume as a percentage of total unit volume	21.8%	29.4%	29.8%	17.6%
As of December 31, 2008 and 2007, the net purchased loan receivable balance was 30.3% and 17.2%, respectively, of the total net receivable balance.
VSC Re
During the fourth quarter of 2008, we formed VSC Re, a wholly-owned subsidiary that is engaged in the business of reinsuring coverage under vehicle service contracts sold to consumers by dealer-partners on vehicles financed by us. VSC Re currently reinsures vehicle service contracts that are underwritten by two of our three third party insurers. Vehicle service contract premiums, which represent the selling price of the vehicle service contract to the consumer less commissions and certain administrative costs, are contributed to trust accounts controlled by VSC Re. These premiums are used to fund claims covered under the vehicle service contracts. The Company has entered into arrangements with third-party insurance companies that limit our exposure to fund claims to the amount of premium dollars contributed, less amounts earned and withdrawn, plus $0.5 million of equity contributed. With the reinsurance structure, we will be able to access projected excess trust assets monthly and will record revenue and expense on an accrual basis. Previously, we received profit sharing payments directly from the third party insurers on an annual basis and recorded these payments as income upon receipt. Our financial results for the three months and year ended December 31, 2008 reflect two months of VSC Re activity, including $3.9 million in premiums earned and $2.7 million in provision for claims. We formed VSC Re in order to enhance our control and the security of the trust assets that will be used to pay future vehicle service contract claims. The income we expect to earn from vehicle service contracts over time will likely not be impacted as, both before and after the formation of VSC Re, the income we receive is based on the amount by which vehicle service contract premiums exceed claims. The only change in our risk associated with adverse claims experience relates to the $0.5 million equity contribution that was required as part of this new structure, which is now at risk in the event claims exceed premiums. Under the prior structure, our risk was limited to the amount of premiums received.

Adjusted Financial Results
Adjusted financial results are provided to help shareholders understand our financial performance. The financial data below is non-GAAP, unless labeled otherwise. We use adjusted financial information internally to measure financial performance and to determine incentive compensation. The table below shows our results following adjustments to reflect non-GAAP accounting methods. These adjustments are explained in the table footnotes and the subsequent “Floating Yield Adjustment” and “Program Fee Yield Adjustment” sections. Measures such as adjusted average capital, adjusted net income, adjusted net income per diluted share, adjusted net income plus interest expense after-tax, adjusted return on capital, adjusted revenue, adjusted operating expenses, and economic profit are all non-GAAP financial measures. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our reported results prepared in accordance with GAAP.
Adjusted financial results for the three months and year ended December 31, 2008, compared to the same periods in 2007, include the following:

	Three Months Ended			Year Ended
	December 31,			December 31,
(Dollars in thousands, except per share data)	2008	2007	% Change	2008	2007	% Change
Adjusted average capital	$1,014,071	$777,642	30.4%	$974,976	$710,114	37.3%
Adjusted net income	$23,572	$14,872	58.5%	$82,792	$61,658	34.3%
Adjusted interest expense after-tax	$6,994	$5,928	18.0%	$26,990	$22,798	18.4%
Adjusted net income plus interest expense after-tax	$30,566	$20,800	47.0%	$109,782	$84,456	30.0%
Adjusted return on capital	12.1%	10.7%	13.1%	11.3%	11.9%	-5.0%
Cost of capital	6.3%	6.8%	-7.4%	6.4%	7.0%	-8.6%
Economic profit	$14,559	$7,479	94.7%	$47,025	$34,450	36.5%
GAAP diluted weighted average shares outstanding	31,038,088	30,897,546	0.5%	31,105,043	31,153,688	-0.2%
Adjusted net income per diluted share	$0.76	$0.48	58.3%	$2.66	$1.98	34.3%
Economic profit increased 94.7% and 36.5% for the three months and year ended December 31, 2008, respectively, as compared to the same periods in 2007. Economic profit is a function of the return on capital in excess of the cost of capital and the amount of capital invested in the business.
For the three months ended December 31, 2008, adjusted average capital grew by 30.4% and the adjusted return on capital increased from 10.7% to 12.1%, as compared to the same period in 2007. The return on capital was positively impacted by a reduction in operating expenses, as a percentage of capital, and the change in vehicle service contract revenue recognition. Revenue, as a percentage of capital, declined year over year as more attractive pricing on 2008 originations was more than offset by worsening loan performance.
For the year ended December 31, 2008, adjusted average capital grew by 37.3%, while the adjusted return on capital declined from 11.9% to 11.3%, as compared to the same period in 2007. The return on capital was negatively impacted by a reduction in loan yields due to worsening loan performance partially offset by lower operating expenses, as a percentage of capital, and more attractive pricing on 2008 originations.

The following table shows adjusted revenue and adjusted operating expenses as a percentage of adjusted average capital and the percentage change in adjusted average capital for each of the last eight quarters, compared to the same periods in the prior year:

	Three Months Ended
	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
	2008	2008	2008	2008	2007	2007	2007	2007

Adjusted revenue as a percentage of adjusted average capital	31.2%	28.9%	28.5%	30.7%	31.7%	32.5%	32.3%	35.7%

Adjusted operating expenses as a percentage of adjusted average capital	11.0%	10.8%	11.3%	13.6%	14.7%	13.6%	13.6%	14.1%

Adjusted return on capital	12.1%	11.4%	10.8%	10.7%	10.7%	11.8%	11.8%	13.5%

Percentage change in adjusted average capital compared to the same period in the prior year	30.4%	42.3%	39.6%	37.5%	35.5%	34.2%	29.4%	20.8%

The following tables show how non-GAAP measures reconcile to GAAP measures. All after-tax adjustments are calculated using a 37% tax rate as we estimate that to be our long term average effective tax rate. Amounts do not recalculate due to rounding.

	Three Months Ended December 31,			Year Ended December 31,
(Dollars in thousands, except per share data)	2008	2007	% Change	2008	2007	% Change

Adjusted net income
GAAP net income	$18,556	$12,484	48.6%	$67,177	$54,916	22.3%
Floating yield adjustment (after-tax)	4,125	1,591		13,079	3,555
Program fee yield adjustment (after-tax)	372	1,353		2,075	4,985
Gain from discontinued United Kingdom segment (after-tax)	221	(219)		(109)	(1,302)
Litigation	—	—		—	406
Interest expense related to interest rate swap agreement	242	302		220	302
Adjustment to record taxes at 37% (1)	56	(639)		350	(1,204)

Adjusted net income (1)	$23,572	$14,872	58.5%	$82,792	$61,658	34.3%

Adjusted net income per diluted share	$0.76	$0.48	58.3%	$2.66	$1.98	34.3%
Diluted weighted average shares outstanding	31,038,088	30,897,546	0.5%	31,105,043	31,153,688	-0.2%

Adjusted average capital
GAAP average debt	$665,635	$515,031	29.2%	$660,804	$469,704	40.7%
GAAP average shareholders’ equity	331,402	256,838	29.0%	302,765	238,051	27.2%
Floating yield adjustment	18,643	9,784		13,762	8,198
Program fee yield adjustment	(1,609)	(4,011)		(2,355)	(5,839)

Adjusted average capital	$1,014,071	$777,642	30.4%	$974,976	$710,114	37.3%

Adjusted return on capital
Adjusted net income	$23,572	$14,872		$82,792	$61,658
Adjusted interest expense after-tax	6,994	5,928		26,990	22,798

Adjusted net income plus interest expense after-tax	$30,566	$20,800	47.0%	$109,782	$84,456	30.0%

Adjusted return on capital (2)	12.1%	10.7%	13.1%	11.3%	11.9%	-5.0%

Economic profit
Adjusted return on capital	12.1%	10.7%		11.3%	11.9%
Cost of capital (3)	6.3%	6.8%		6.4%	7.0%

Adjusted return on capital in excess of cost of capital	5.8%	3.9%		4.9%	4.9%
Adjusted average capital	$1,014,071	$777,642		$974,976	$710,114

Economic profit	$14,559	$7,479	94.7%	$47,025	$34,450	36.5%

(1)	In prior year reports, we adjusted income taxes by equalizing the tax rate between the two periods presented. Beginning in the first quarter of 2008, we changed our methodology to normalize the tax rate to 37%, as we estimate that to be our long term average effective tax rate. As a result of this change, the adjustment to income taxes and adjusted net income for the three months and year ended December 31, 2007 differ from what was reported in the prior year.

(2)	Adjusted return on capital is defined as annualized adjusted net income plus adjusted interest expense after-tax divided by adjusted average capital.

(3)	The cost of capital includes both a cost of equity and a cost of debt. The cost of equity capital is determined based on a formula that considers the risk of the business and the risk associated with our use of debt. The formula utilized for determining the cost of equity capital is as follows: (the average 30 year treasury rate + 5%) + [(1 — tax rate) x (the average 30 year treasury rate + 5% — pre-tax average cost of debt rate) x average debt/(average equity + average debt x tax rate)]. For the three months ended December 31, 2008 and 2007, the average 30 year treasury rate was 3.8% and 4.6%, respectively. The adjusted pre-tax average cost of debt was 6.7% and 7.3%, respectively. For the year ended December 31, 2008 and 2007, the average 30 year treasury rate was 4.3% and 4.8%, respectively. The adjusted pre-tax average cost of debt was 6.5% and 7.8%, respectively.

	Quarter Ended
	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,	Mar. 31,
(Dollars in thousands)	2008	2008	2008	2008	2007	2007	2007	2007

Adjusted net income
GAAP net income	$18,556	$20,657	$10,344	$17,620	$12,484	$14,742	$12,330	$15,360
Floating yield adjustment (after-tax)	4,125	1,183	9,536	(1,765)	1,591	1,265	617	82
Program fee yield adjustment (after-tax)	372	506	653	544	1,353	925	1,143	1,564
Loss (gain) from discontinued United Kingdom segment (after-tax)	221	(326)	35	(39)	(219)	(1,273)	163	27
Litigation	—	—	—	—	—	91	315	—
Interest expense related to interest rate swap agreement	242	(179)	(375)	532	302	—	—	—
Adjustment to record taxes at 37%	56	419	(2)	(123)	(639)	4	379	(948)

Adjusted net income	$23,572	$22,260	$20,191	$16,769	$14,872	$15,754	$14,947	$16,085

Adjusted revenue
GAAP total revenue	$86,296	$80,107	$75,005	$70,778	$63,232	$61,058	$58,286	$57,351
Floating yield adjustment	6,546	1,880	15,137	(2,800)	2,525	2,008	979	130
Program fee yield adjustment	590	804	1,036	863	2,150	1,470	1,814	2,483
Provision for credit losses	(14,252)	(8,278)	(20,782)	(2,479)	(6,345)	(5,629)	(3,968)	(3,723)

Adjusted revenue	$79,180	$74,513	$70,396	$66,362	$61,562	$58,907	$57,111	$56,241

Adjusted average capital
GAAP average debt	$665,635	$706,637	$686,148	$584,794	$515,031	$477,930	$473,141	$412,715
GAAP average shareholders’ equity	331,402	308,990	295,771	274,897	256,838	243,922	233,465	217,977
Floating yield adjustment	18,643	18,002	9,326	9,076	9,784	8,348	8,073	6,587
Program fee yield adjustment	(1,609)	(2,048)	(2,626)	(3,136)	(4,011)	(5,316)	(6,345)	(7,684)

Adjusted average capital	$1,014,071	$1,031,581	$988,619	$865,631	$777,642	$724,884	$708,334	$629,595

Adjusted revenue as a percentage of adjusted average capital	31.2%	28.9%	28.5%	30.7%	31.7%	32.5%	32.3%	35.7%

Adjusted return on capital
Adjusted net income	$23,572	$22,260	$20,191	$16,769	$14,872	$15,754	$14,947	$16,085
Adjusted interest expense after-tax	6,994	7,081	6,602	6,313	5,928	5,689	5,960	5,221

Adjusted net income plus interest expense after-tax	$30,566	$29,341	$26,793	$23,082	$20,800	$21,443	$20,907	$21,306

Adjusted return on capital	12.1%	11.4%	10.8%	10.7%	10.7%	11.8%	11.8%	13.5%

Adjusted operating expenses
GAAP salaries and wages	$17,788	$16,766	$16,699	$17,740	$16,823	$13,620	$13,092	$11,861
GAAP general and administrative	6,785	6,975	6,627	7,124	6,729	7,266	7,359	5,917
GAAP sales and marketing	3,431	4,088	4,542	4,642	4,990	3,835	4,144	4,472
Litigation	—	—	—	—	—	(145)	(500)	—

Adjusted operating expenses	$28,004	$27,829	$27,868	$29,506	$28,542	$24,576	$24,095	$22,250

Adjusted operating expenses as a percentage of adjusted average capital	11.0%	10.8%	11.3%	13.6%	14.7%	13.6%	13.6%	14.1%

Percentage change in adjusted average capital compared to the same period in the prior year	30.4%	42.3%	39.6%	37.5%	35.5%	34.2%	29.4%	20.8%

Floating Yield Adjustment
The purpose of this adjustment is to modify the calculation of our GAAP-based finance charge revenue so that favorable and unfavorable changes in expected cash flows from loans receivable are treated consistently. To make the adjustment understandable, we must first explain how GAAP requires us to account for finance charge revenue, our primary revenue source.
Finance charge revenue equals the cash inflows from our loan portfolio less cash outflows to acquire the loans. Our GAAP finance charge revenue is based on estimates of future cash flows and is recognized on a level-yield basis over the estimated life of the loan. With the level-yield approach, the amount of finance charge revenue recognized from a loan in a given period, divided by the loan asset, is a constant percentage. Under GAAP, favorable changes in expected cash flows are treated as increases to the yield and are recognized over time, while unfavorable changes are recorded as a current period expense. The non-GAAP methodology that we use (the “floating yield” method) is identical to the GAAP approach except that, under the “floating yield” method, all changes in expected cash flows (both positive and negative) are treated as yield adjustments and therefore impact earnings over time. The GAAP treatment always results in a lower carrying value of the loan receivable asset, but may result in either higher or lower earnings for any given period depending on the timing and amount of expected cash flow changes.
We believe floating yield earnings are a more accurate reflection of the performance of our business, since both favorable and unfavorable changes in estimated cash flows are treated consistently.
Program Fee Yield Adjustment
The purpose of this adjustment is to make revenue from program fees comparable across time periods. In 2001, we began charging dealer-partners a monthly program fee for access to our internet-based Credit Approval Processing System, also known as CAPS.
Effective January 1, 2007, we implemented a change in the way these fees are charged designed to positively impact dealer-partner attrition. We continue to charge a monthly program fee of $599, but instead of collecting the fee in the current period, we collect it from future dealer holdback payments.
As a result of this change, (as of January 1, 2007) we record program fees on a GAAP basis as a yield adjustment, recognizing these fees as finance charge revenue over the term of the dealer loan because collection is dependent on the future cash flows of the loan. Previously, we had recorded the fee as program fee revenue in the month the fee was charged. The current GAAP treatment is more consistent with the cash economics of the business.
To allow for proper comparisons between periods, we make an adjustment to our financial results as though program fees had always been recorded as a yield adjustment. The program fee adjustment will become less significant in future periods. The program fee adjustment is projected to be $0.8 million and $0.3 million in 2009 and 2010, respectively. The adjustment will be immaterial starting in 2011.

Cautionary Statement Regarding Forward-Looking Information
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements. Statements in this release that are not historical facts, such as those using terms like “may,” “will,” “should,” “believe,” “expect,” “anticipate,” “assume,” “forecast,” “estimate,” “intend,” “plan”, “target” and those regarding our future results, plans and objectives, are “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this release. Actual results could differ materially from these forward-looking statements since the statements are based on our current expectations, which are subject to risks and uncertainties. Factors that might cause such a difference include, but are not limited to, the factors set forth in Item 1A of our Form 10-K for the year ended December 31, 2007, other risk factors discussed herein or listed from time to time in our reports filed with the Securities and Exchange Commission and the following:
•	Our inability to accurately forecast and estimate the amount and timing of future collections could have a material adverse effect on results of operations.

•	We may be unable to continue to access or renew funding sources and obtain capital on favorable terms needed to maintain and grow the business.

•	Requirements under credit facilities to meet financial and portfolio performance covenants.

•	The conditions of the U.S. and international capital markets may adversely affect lenders the Company has relationships with, causing us to incur additional cost and reducing our sources of liquidity, which may adversely affect our financial position, liquidity and results of operations.

•	Due to competition from traditional financing sources and non-traditional lenders, we may not be able to compete successfully.

•	We may not be able to generate sufficient cash flow to service our outstanding debt and fund operations.

•	Interest rate fluctuations may adversely affect our borrowing costs, profitability and liquidity.

•	The regulation to which we are subject could result in a material adverse affect on our business.

•	Adverse changes in economic conditions, the automobile or finance industries, or the non-prime consumer market, could adversely affect our financial position, liquidity and results of operations, the ability of key vendors that we depend on to supply us with certain services, and our ability to enter into future financing transactions.

•	Litigation we are involved in from time to time may adversely affect our financial condition, results of operations and cash flows.

•	We are dependent on our senior management and the loss of any of these individuals or an inability to hire additional personnel could adversely affect our ability to operate profitably.

•	Our inability to properly safeguard confidential consumer information.

•	Our operations could suffer from telecommunications or technology downtime or increased costs.

•	Natural disasters, acts of war, terrorist attacks and threats or the escalation of military activity in response to such attacks or otherwise may negatively affect our business, financial condition and results of operations.
Other factors not currently anticipated by management may also materially and adversely affect our results of operations. We do not undertake, and expressly disclaim any obligation, to update or alter our statements whether as a result of new information, future events or otherwise, except as required by applicable law.

Description of Credit Acceptance Corporation
Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.
Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one and are not provided the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our consumers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED INCOME STATEMENTS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
(Dollars in thousands, except per share data)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue:
Finance charges	$76,704	$58,233	$286,823	$220,473
Premiums earned	3,902	45	3,967	361
Other income	5,690	4,954	21,396	19,093

Total revenue	86,296	63,232	312,186	239,927

Costs and expenses:
Salaries and wages	17,788	16,823	68,993	55,396
General and administrative	6,785	6,729	27,511	27,271
Sales and marketing	3,431	4,990	16,703	17,441
Provision for credit losses	14,237	6,345	46,029	19,947
Provision for claims	2,650	4	2,651	39
Interest	11,487	9,888	43,189	36,669
Other expense	15	13	73	52

Total costs and expenses	56,393	44,792	205,149	156,815

Operating income	29,903	18,440	107,037	83,112
Foreign currency (loss) gain	(10)	5	(25)	69

Income from continuing operations before provision for income taxes	29,893	18,445	107,012	83,181
Provision for income taxes	11,116	6,180	39,944	29,567

Income from continuing operations	18,777	12,265	67,068	53,614

Discontinued operations
(Loss) gain from discontinued United Kingdom operations	(241)	(282)	307	(562)
(Credit) provision for income taxes	(20)	(501)	198	(1,864)

(Loss) gain from discontinued operations	(221)	219	109	1,302

Net income	$18,556	$12,484	$67,177	$54,916

Net income per common share:
Basic	$0.61	$0.42	$2.22	$1.83

Diluted	$0.60	$0.40	$2.16	$1.76

Income from continuing operations per common share:
Basic	$0.62	$0.41	$2.22	$1.78

Diluted	$0.60	$0.40	$2.16	$1.72

(Loss) gain from discontinued operations per common share:
Basic	$(0.01)	$0.01	$—	$0.04

Diluted	$(0.01)	$0.01	$—	$0.04

Weighted average shares outstanding:
Basic	30,327,802	30,007,476	30,249,783	30,053,129
Diluted	31,038,088	30,897,546	31,105,043	31,153,688

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2008	2007
(Dollars in thousands, except per share data)	(Unaudited)
ASSETS:
Cash and cash equivalents	$3,154	$712
Restricted cash and cash equivalents	80,333	74,102
Restricted securities available for sale	3,345	3,290

Loans receivable (including $15,383 and $16,125 from affiliates as of December 31, 2008 and December 31, 2007, respectively)	1,148,752	944,698
Allowance for credit losses	(130,835)	(134,145)

Loans receivable, net	1,017,917	810,553

Property and equipment, net	21,049	20,124
Income taxes receivable	—	20,712
Other assets	13,556	12,689

Total Assets	$1,139,354	$942,182

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Liabilities:
Accounts payable and accrued liabilities	$83,948	$79,834
Income taxes payable	881	—
Line of credit	61,300	36,300
Secured financing	574,175	488,065
Mortgage note and capital lease obligations	6,239	7,765
Deferred income taxes, net	75,060	64,768

Total Liabilities	801,603	676,732

Shareholders’ Equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 80,000,000 shares authorized, 30,666,691 and 30,240,859 shares issued and outstanding as of December 31, 2008 and December 31, 2007, respectively	306	302
Paid-in capital	11,829	4,134
Retained earnings	328,178	261,001
Accumulated other comprehensive (loss) income, net of tax of $1,478 and $(7) at December 31, 2008 and December 31, 2007, respectively	(2,562)	13

Total Shareholders’ Equity	337,751	265,450

Total Liabilities and Shareholders’ Equity	$1,139,354	$942,182

CREDIT ACCEPTANCE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2008	2007
(Dollars in thousands)	(Unaudited)
Cash Flows From Operating Activities:
Net income	$67,177	$54,916
Adjustments to reconcile cash provided by operating activities:
Provision for credit losses	46,029	19,947
Depreciation	5,342	4,105
Loss on retirement of property and equipment	74	196
Provision for deferred income taxes	11,777	20,346
Stock-based compensation	4,309	4,659
Change in operating assets and liabilities:
Increase in accounts payable and accrued liabilities	46	1,453
Decrease (increase) in income taxes receivable	21,593	(8,978)
(Increase) decrease in other assets	(867)	1,248

Net cash provided by operating activities	155,480	97,892

Cash Flows From Investing Activities:
Increase in restricted cash and cash equivalents	(6,231)	(28,493)
Purchases of restricted securities available for sale	(1,514)	(550)
Proceeds from sale of restricted securities available for sale	373	—
Maturities of restricted securities available for sale	1,094	898
Principal collected on Loans receivable	609,487	576,543
Advances to dealers and accelerated payments of dealer holdback	(524,496)	(571,197)
Purchases of Consumer Loans	(280,326)	(139,340)
Payments of dealer holdback	(58,503)	(70,950)
Net decrease in other receivables	167	349
Purchases of property and equipment	(6,341)	(7,659)

Net cash used in investing activities	(266,290)	(240,399)

Cash Flows From Financing Activities:
Borrowings under line of credit	809,700	633,500
Repayments under line of credit	(784,700)	(635,600)
Proceeds from secured financing	605,700	619,500
Repayments of secured financing	(519,590)	(476,579)
Principal payments under mortgage note and capital lease obligations	(1,526)	(1,429)
Repurchase of common stock	(66)	(9,530)
Proceeds from stock options exercised	2,369	2,584
Tax benefits from stock based compensation plans	1,087	2,512

Net cash provided by financing activities	112,974	134,958

Effect of exchange rate changes on cash	278	(267)

Net increase (decrease) in cash and cash equivalents	2,442	(7,816)
Cash and cash equivalents, beginning of period	712	8,528

Cash and cash equivalents, end of period	$3,154	$712

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest	$43,255	$36,131
Cash paid during the period for income taxes	$3,681	$14,506

Supplemental Disclosure of Non-Cash Transactions:
Property and equipment acquired through capital lease obligations	$—	$563

CREDIT ACCEPTANCE CORPORATION
SUMMARY FINANCIAL DATA
Loans Receivable
A summary of changes in Loans receivable is as follows (in thousands):

	For the Year Ended December 31, 2008
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$804,245	$140,453	$944,698
New loans (1)	524,496	280,326	804,822
Transfers (2)	(7,953)	7,953	—
Dealer holdback payments	58,503	—	58,503
Net cash collections on loans	(506,600)	(103,429)	(610,029)
Write-offs	(48,723)	(146)	(48,869)
Recoveries	—	28	28
Net change in other loans	(123)	—	(123)
Currency translation	(278)	—	(278)

Balance, end of period	$823,567	$325,185	$1,148,752

	For the Year Ended December 31, 2007
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$724,645	$29,926	$754,571
New loans (1)	571,197	139,340	710,537
Transfers (2)	(4,748)	4,748	—
Dealer holdback payments	70,950	—	70,950
Net cash collections on loans	(543,846)	(33,398)	(577,244)
Write-offs	(14,376)	(192)	(14,568)
Recoveries	—	29	29
Net change in other loans	154	—	154
Currency translation	269	—	269

Balance, end of period	$804,245	$140,453	$944,698

(1)	New Dealer Loans includes advances to dealer-partners and Portfolio Profit Express.

(2)	Transfers relate to Dealer Loans that are now considered to be Purchased Loans when we exercise our right to the dealer holdback of certain dealer-partners’ Consumer Loans once they are inactive and have originated less than 100 Consumer Loans.

A summary of changes in the Allowance for credit losses is as follows (in thousands):

	For the Year Ended December 31, 2008
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$133,201	$944	$134,145
Provision for credit losses (1)	29,608	16,178	45,786
Write-offs	(48,723)	(146)	(48,869)
Recoveries	—	28	28
Currency translation	(255)	—	(255)

Balance, end of period	$113,831	$17,004	$130,835

	For the Year Ended December 31, 2007
	Dealer Loans	Purchased Loans	Total
Balance, beginning of period	$127,881	$910	$128,791
Provision for credit losses (2)	19,468	197	19,665
Write-offs	(14,376)	(192)	(14,568)
Recoveries	—	29	29
Currency translation	228	—	228

Balance, end of period	$133,201	$944	$134,145

(1)	Does not include a provision for credit losses of $243 related to other items.

(2)	Does not include a provision for credit losses of $282 related to other items.